Exhibit 10.1

January 20, 2026

Eric Gatoff

c/o Nathan's Famous, Inc.

One Jericho Plaza

Jericho, New York 11752

Re: Retention Bonus

Dear Mr. Gatoff:

As you know, Nathan's Famous, Inc. (the “Company”) is entering into a Merger Agreement on or around the date hereof with Smithfield Foods, Inc. and Boardwalk Merger Sub Inc. (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Smithfield Foods, Inc. (the “Merger Transaction”). We consider your continued service and dedication to the Company to be essential to the Company’s ongoing success and to the consummation of the Merger Transaction in accordance with the terms of the Merger Agreement.

To incentivize you to remain employed with the Company though and until the consummation of the Merger Transaction (“Closing”), we are offering you a retention bonus in the amount of $3,250,000.00, less all applicable withholdings and deductions required by law (the “Retention Bonus”). You will receive the Retention Bonus if (1) you are actively employed by the Company or a subsidiary at Closing and you have not given notice of your intent to resign from employment on or before Closing or (2) your employment is terminated by the Company for any reason and Closing later occurs. If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment on the first scheduled payroll date on or after Closing. If the Merger Agreement is terminated and Closing does not occur, this letter agreement shall be null and void ab initio and you shall receive no Retention Bonus.

Notwithstanding any other provision of this letter agreement, in the event that any payment or benefit received or to be received by you (whether pursuant to the terms of this letter agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) constitute “parachute payments” within the meaning of Section 280G of the of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such Total Benefits shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

In consideration for the payment of the Retention Bonus, for one (1) year following the termination of your employment by the Company or you for any reason, you agree that you will not, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, engage in or participate in any business activity, including, but not limited to, acting as a director, officer, executive, agent, independent contractor, partner, consultant, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, shareholder or creditor or with a person having any other relationship with any other business, company, firm occupation or business activity, in any geographic area within the United States that is engaged in the food service industry or quick-service restaurant industry. Should you own 5% or less of the issued and outstanding shares of a class of securities of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market, such ownership shall not cause you to be deemed a shareholder for the purposes of this paragraph. You expressly agree that the nature and scope of each of the provisions set forth above in this paragraph are reasonable and necessary. If, for any reason, any aspect of the above provisions is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be. You acknowledge and agree that your services are of a unique character and expressly grant to the Company or any subsidiary, successor or assignee the right to enforce the provisions of this paragraph through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between the Company and you, and specifically, your Employment Agreement, dated December 15, 2006, as amended by the Amendment to Employment Agreement dated as of August 3, 2010, shall remain in full force and effect.

This letter agreement may not be amended or modified unless in writing signed by both the Company and you. For the avoidance of doubt, references to the “Company” in this letter agreement shall include the surviving corporation following the Merger Transaction.

You acknowledge that during the negotiation of this letter agreement, you have retained or have been advised to retain counsel of your choosing who has provided or will provide advice to you in connection with your decision to enter into this letter agreement. You acknowledge that the Company’s outside legal counsel have represented only the Company in connection with the negotiation, drafting, and entering into of this letter agreement and that you have not been provided nor have you relied upon any legal advice from the Company’s outside legal counsel.

This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Very truly yours,

NATHAN'S FAMOUS, INC.

By:	/s/ Robert Steinberg
Name:	Robert Steinberg
Title:	Vice President, Finance and Chief Financial Officer

Agreed to and accepted by:

/s/ Eric Gatoff
Name: Eric Gatoff